Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 dated 8 April, 2021 of Stellantis N.V. (formerly, Fiat Chrysler Automobiles N.V.), pertaining to the Rollover Plans (as defined therein), of our reports dated March 4, 2021, with respect to the consolidated financial statements of Fiat Chrysler Automobiles N.V. and the effectiveness of internal control over financial reporting of Fiat Chrysler Automobiles N.V. included in the annual report on Form 20-F of Stellantis N.V. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
/s/ EY S.p.A.
Turin, Italy
April 8, 2021